Exhibit 5.1
April 4, 2008
Biolase Technology, Inc.
4 Cromwell
Irvine, California 92618
Attn: Board of Directors
Re:	Registration Statement on Form S-8; 450,000 shares of Common Stock, par value $0.001 per share
Ladies and Gentlemen:
     We have acted as special counsel to Biolase Technology, Inc., a Delaware corporation (the “Company”), in connection with the registration of 450,000 shares of common stock, $0.001 par value per share (the “Shares”), and associated preferred stock purchase rights (the “Rights”) to be issued pursuant to the Rights Agreement dated as of December 31, 1998 between the Company and U.S. Stock Transfer Corporation, as rights agent (the “Rights Agent”). The Shares and associated Rights are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 4, 2008 (the “Registration Statement”). The Shares are issuable under the Biolase Technology, Inc. Stock Option Agreement dated as of March 7, 2008 among the Company and Jake St. Philip (the “Option Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares and the associated Rights.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.
     We are opining herein as to the General Corporation law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.
     Subject to the foregoing and other matters set forth herein, it is our opinion that as of the date hereof, the issue and sale of the Shares and associated Rights have been duly authorized by all necessary corporate action of the Company and when the Shares shall have been duly registered on the books of the transfer agent and registrar therefore in the name or on behalf of the purchaser and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Option Agreement and the Rights Agreement, the Shares and associated Rights will be validly issued and the Shares will be fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

     This letter assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ LATHAM & WATKINS LLP